Exhibit 5.1

March 16, 2021

Barnwell Industries, Inc.
1100 Alakea Street
Suite 2900
Honolulu, Hawaii  96813

Re:	Barnwell Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel for Barnwell Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), including the base prospectus and sales prospectus included therein (each a “Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of the Company’s common stock, par value $0.50 per share (the Common Stock”) having an aggregate offering price of up to $25,000,000, to be offered from time to time pursuant to Rule 415 under the Securities Act.

In rendering this opinion, we have reviewed the Registration Statement, the Company’s Certificate of Incorporation as filed with the Secretary of State of the State of Delaware, the Company’s Bylaws and resolutions of the Company’s Board of Directors and have examined originals or copies of such other documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock issuable pursuant to the Registration Statement has been duly authorized for issuance and, when the applicable provisions of the Securities Act have been complied with and the Board has duly authorized a specific number of shares of Common Stock for issuance by the Company on terms and for consideration determined by the Board (or a duly authorized committee thereof), which consideration shall not be less than the par value per share, and such shares are issued pursuant to the applicable Prospectus upon receipt by the Company of adequate consideration for such shares as provided therein, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  The opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in each Prospectus.  In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP